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ParkOhio Announces Preliminary 2015 EPS and 2016 EPS Guidance

•	2015 as adjusted earnings per diluted share of approximately $3.90.

•	2016 preliminary guidance of as adjusted earnings per diluted share in the range of $4.05 to $4.33.

CLEVELAND, OHIO, January 26, 2016 - Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced that the company expects to report 2015 as adjusted earnings per diluted share of approximately $3.90. These results are preliminary in nature and subject to standard year-end financial reporting procedures.

In addition, the company is forecasting 2016 as adjusted earnings to be in the range of $4.05 to $4.33 per diluted share.

ParkOhio is finalizing its financial results and currently plans to announce fourth quarter and full-year 2015 results on March 14, 2016.

Edward F. Crawford, Chairman and Chief Executive Officer stated, “Commodities, most notably energy, and currency related activities negatively impacted ParkOhio’s EPS in 2015 more than expected. The balance of the company performed well, and we look forward to another year of increased revenues and earnings.”

Please refer to the table that follows for a reconciliation of full-year preliminary earnings per diluted share to as adjusted earnings per diluted share.

ParkOhio is a leading provider of supply management services and a manufacturer of highly-engineered products. Headquartered in Cleveland, Ohio, the Company operates 45 manufacturing sites and 55 supply chain logistics facilities.

This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to the following: our ability to successfully integrate acquired companies and achieve the expected results of such acquisitions; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate other recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies,

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laws and regulations, including the uncertainties related to any global financial crises; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; the outcome of the review being conducted by the special committee of our Board of Directors; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which could be lower due to the effects of the recent financial crises; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends; and the other factors we describe under the “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

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PARKOHIO AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

As adjusted earnings per share on a fully diluted basis are a measure that excludes significant non-cash credits and charges and significant and infrequent contingency expenses. As adjusted earnings per share on a fully diluted basis are not a measure of performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for GAAP earnings per share, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents as adjusted earnings per share on a fully diluted basis because management uses as adjusted earnings per share on a fully diluted basis to measure performance. As adjusted earnings per share on a fully diluted basis herein may not be comparable to other similarly titled measures of other companies. The following table reconciles GAAP earnings per share to as adjusted earnings per share on a fully diluted basis:

Year Ended December 31, 2015
Diluted EPS
Net income from continuing operations	$3.77
Net income attributable to noncontrolling interest	(0.05)
Earnings from continuing operations attributable to ParkOhio common shareholders	3.72
Add back (deduct):
Acquisition-related costs, net of tax benefit	0.05
Currency exchange losses (gains) related to non-permanent intercompany loans, net of tax benefit	0.03
Executive severance, net of tax benefit	0.10
As adjusted earnings	$3.90